UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_______________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 2, 2013

MICREL,   INCORPORATED
(Exact name of Registrant as specified in its charter)

California	001-34020	94-2526744
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

2180 Fortune Drive, San Jose, CA       95131
(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (408) 944-0800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2013, Micrel, Incorporated (the “Company”) announced that Robert E. DeBarr has joined the Company as Chief Financial Officer and Vice President of Finance and Human Resources effective October 2, 2013. Mr. DeBarr, age 57, will succeed Clyde R. Wallin who announced his resignation from the Company in August. Mr. Wallin will remain with the Company to assist with the transition for a period ending no later than November 15, 2013.

Prior to joining the Company, Mr. DeBarr served from September 2011 through June 2012 with Texas Instruments Incorporated as a financial executive with responsibility for integrating the acquisition of National Semiconductor Corporation which became effective in September 2011. He served as the Treasurer of National Semiconductor from June 2005 to September 2011. Prior to that, he served in a variety of positions for over twenty years at National Semiconductor including as Corporate Controller and Chief Accounting Officer. Mr. DeBarr has also served as Chairman of the Board of PremierOne Credit Union since January 2013 and previously served as the Chairman of the Board for National1st Credit Union from 1997 until its merger with the San Jose Credit Union at the end of December 2012 which resulted in the formation of the PremierOne Credit Union. He was actively involved in the integration of these credit unions during 2013. Mr. DeBarr holds an M.B.A. in Finance from Golden Gate University and a B.S. in Accounting from San Jose State University.
Mr. DeBarr’s offer letter provides that he will be employed by the Company on an “at will” basis and will receive:

1.	An annual salary of approximately $270,000;

2.
An annual cash bonus targeted at $100,000 with actual amounts based on the Company’s profitability, job performance and achievement of specific department goals, as determined by the Board of Directors;

3.
An option to purchase 100,000 shares of the Company’s common stock, vesting over five years subject to his continuous employment, with 20% of the shares vesting annually beginning on October 2, 2014, the first anniversary of the grant date; and

4.	50,000 restricted stock units, vesting over four years subject to his continuous employment, with 25% vesting annually beginning on October 2, 2014, the first anniversary of the grant date.

Mr. DeBarr also entered into a change of control and severance agreement with the Company. If Mr. DeBarr’s employment is terminated by the Company without cause or by Mr. DeBarr due to a constructive termination within twelve months after a change in control, (i) the Company will pay him a lump sum cash severance payment equal to the sum of his annual base salary and his annual bonus target (pro-rated through the date of termination), (ii) Mr. DeBarr will receive accelerated vesting of half of his outstanding equity awards, and (iii) the Company will pay or reimburse Mr. DeBarr’s healthcare insurance premiums for a period of 12 months following termination of his employment.
The Company’s obligations to provide the severance and other benefits described above are subject to Mr. DeBarr executing a release in favor of the Company. In addition, the change of control and severance agreement provides for certain confidentiality and non-solicitation covenants.
The preceding discussion of the material terms of the offer letter and change in control and severance agreement is qualified in its entirety by reference to the entire text of the offer letter and change in control and severance agreement, filed as Exhibit 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and incorporated herein by this reference.
Mr. DeBarr is also expected to enter into the Company’s standard form of indemnification agreement between the Company and its directors and executive officers, filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1995; which would require the Company to indemnify Mr. DeBarr, under the circumstances and to the extent provided for therein, against certain expenses and other amounts incurred by Mr. DeBarr as a result of being made a party to certain actions, suits, proceedings and the like by reason of his position as an officer of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter for Robert E. DeBarr dated September 20, 2013
10.2	Change of Control and Severance Agreement by and between Robert DeBarr and Micrel, Incorporated dated October 2, 2013
99.1	Press release of Micrel, Incorporated dated October 2, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 2, 2013		MICREL, INCORPORATED

	By:	/s/Raymond D. Zinn
	Name:	Raymond D. Zinn
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter for Robert E. DeBarr dated September 20, 2013
10.2	Change of Control and Severance Agreement by and between Robert DeBarr and Micrel, Incorporated dated October 2, 2013
99.1	Press release of Micrel, Incorporated dated October 2, 2013

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